EXHIBIT 99.1
[Akamai letterhead]
October 13, 2005
Mr. J Donald Sherman
[address]
Dear J D:
On behalf of Akamai Technologies, Inc. (referred to in this letter collectively with its subsidiaries as the “Company”), I am pleased to confirm the offer of full-time employment with the Company that I made to you for the position of Chief Financial Officer in our Cambridge, Massacusetts office. Your title will be Senior Vice President and CFO-Elect until the Company completes its full year financial reporting and filing requirements for 2005 (which we anticipate will be completed on or before March 10, 2006); this interim title will not affect your compensation or other benefits summarized below. You will report to me in both capacities. This offer is contingent upon the following: (1) completion of an employment application, which is enclosed with this letter; (2) successful completion of a check of your business references; (3) your consent to and the successful completion of a background investigation conducted pursuant to the Company’s standard procedures.
Your base salary will be $11,538.46 bi-weekly ($300,000.00 on an annualized basis). You will be eligible to receive an annual incentive bonus, based on performance against objectives set by me and the Board, of $200,000.00 starting in 2006. In addition, you will earn a one-time bonus of $50,000.00 payable in 2006 as part of the 2005 Executive Bonus Program. Your compensation shall be subject to review annually.
In addition, you will receive a one-time signing bonus of $50,000.00, payable within the first 60 days of your employment and you will also receive assistance with your relocation to the Greater Boston area.
In the event you leave the employ of the Company voluntarily during the first year of employment, you will be required to repay a pro-rated amount of the signing bonus and of the total dollar value of the relocation package and relocation expenses. After one year of employment, you would not be required to reimburse the company for any of your moving expenses.
As part of this employment offer, the Company will recommend to the Akamai Board of Directors that you be granted stock options under the Company’s 1998 Stock Incentive Plan (the Plan) for the purchase of an aggregate of 75,000 shares of Common Stock of the Company, at an option price equal to the fair market value of the Common Stock as determined by the Board on the date the Board of Directors approves your stock options. If approved, your stock options at Akamai will vest over four years, provided you remain employed, all on a schedule beginning on the date your options are granted. The first 25 percent of the options will vest on the first anniversary of your Grant Date. An additional 6.25% of the original number of shares will vest at the end of each successive full three-

month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date. Subject to Board approval, your options will be evidenced by a separate option agreement embodying these terms. You will also be eligible to receive such future stock option grants, as the Board of Directors shall from time to time deem appropriate.
     In addition, in early 2006 the Company will recommend to the Akamai Board of Directors that you be granted 25,000 restricted stock units under the Plan. If approved, your restricted stock units will vest over three years, provided you remain employed, all on a schedule beginning on the date your restricted stock units are granted. The first 34% of the restricted stock units will vest on the first anniversary of the grant date. An additional 8.25% of the original number of restricted stock units will vest at the end of each successive full three-month period following the first anniversary of the grant date until the third anniversary of the grant date. Subject to Board approval, your restricted stock units will be evidenced by a separate agreement embodying these terms.
     You will be eligible to participate in the Employee Stock Purchase Program beginning in the December 2005 offering period. This plan allows you to contribute between 0% and 15% of your salary through regular payroll deductions. The Akamai plan provides for a six month offering period. At the end of each six-month offering period, the money that has been deducted will be used to purchase shares of Akamai common stock at 85% of the Fair Market Value (FMV) of the Common Stock at the beginning of the offer period or end of the offer period, whichever is lower.
     You will be eligible to elect health insurance, dental insurance, life insurance, and short/long term disability coverage and other benefits that are and may become available generally to employees of the Company. Coverage takes effect the first of the month following date of hire. You will also be eligible to contribute to the Akamai Technologies, Inc. 401(k) Plan immediately upon employment.
     You will be eligible for a maximum of three weeks of vacation per year. The number of vacation days for which you are eligible in each year shall accrue at the rate of 1.25 days per month that you are employed and working during such year. Akamai also observes eleven holidays each year. This year nine of the holidays are scheduled days, while two holidays are floating days.
     As a condition of your employment, you will be required to execute a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement, and an Akamai Code of Business Conduct and Ethics. Both documents are enclosed in this offer package.
     You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof.

Akamai Technologies is an at will employer which means that either you or Akamai may terminate the employment relationship at any time with or without notice and with or without reason. This letter is not to be construed as an agreement, either expressed or implied to employ you for any stated term. No employee, officer or other representative of Akamai, other than the Chief Executive Officer, has any authority to enter into any agreement to the contrary.
In the event that Akamai terminates your employment for reasons other than cause, you would be eligible for severance in accordance with the Akamai Technologies, Inc.’s Executive Severance Pay Plan And Summary Plan Description, a copy of which is enclosed, provided you meet the eligibility requirements of that plan.
In the event that there is a Change in Control, as that term is defined in the Akamai Technologies, Inc. Second Amended And Restated 1998 Stock Incentive Plan, a copy of which is enclosed, and within the first ninety (90) days the surviving entity fails to offer to employ you in a position with responsibilities that are commensurate (but not necessarily identical) with your responsibilities at Akamai, and as a result your employment terminates involuntarily, you will receive an amount equal to one year of your then-base salary provided you sign a separation agreement acceptable to Akamai that includes, among other things, a full release, a one-year non-competition clause, a future cooperation clause, and a non-disparagement clause. Whether you have been offered a position with commensurate responsibilities is to be determined without regard to the title or reporting relationship of the new position.
This employment offer from Akamai Technologies is contingent upon your submitting an I-9 Employment Eligibility Verification Form acceptable to Akamai Technologies, Inc. on your date of employment. You must be prepared to offer proof of your employability in the United States in accordance with the requirements listed on the I-9 Form on your first day of employment. You will not be placed on the Akamai payroll as an active employee until you have provided this documentation. New hire orientations are held every Monday in Cambridge at 1:30 pm. If you are in a different location, a conference bridge will be set up and instructions for dialing in will be provided.
Please accept Akamai’s offer of employment by signing the enclosed copy of this letter and the agreements attached and returning all documents to Mark Minichiello, Akamai Technologies, 8 Cambridge Center, 7th floor, Cambridge, MA, 02142.
Sincerely,
AKAMAI TECHNOLOGIES, INC.
/s/ Paul Sagan
Paul Sagan
Chief Executive Officer

psagan@akamai.com
Enclosures:
(1)	Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. — 2 copies

(2)	Code of Business Conduct and Ethics

(3)	I-9 Employment Eligibility Verification Form

(4)	Application for Employment
I hereby accept employment with Akamai Technologies, Inc.

/s/ J. Donald Sherman	October 14, 2005
J Donald Sherman	Date

I plan to join Akamai on:	November 7, 2005
Date